AS FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 13, 2023

1933 Act File No. 333-274501

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-14

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933 /X/

Pre-Effective Amendment No.

Post-Effective Amendment No. 1

BISHOP STREET FUNDS

(Exact Name of Registrant as Specified in Charter)

One Freedom Valley Drive

Oaks, Pennsylvania 19456

(Address of Principal Executive Offices, Zip Code)

1-888-462-5386

(Registrant’s Telephone Number)

Michael Beattie

c/o SEI Investments

One Freedom Valley Drive

Oaks, Pennsylvania 19456

(Name and Address of Agent for Service)

Copy to:

Sean Graber, Esquire
Morgan, Lewis & Bockius LLP
2222 Market Street
Philadelphia, Pennsylvania 19103

No filing fee is required under the Securities Act of 1933, as amended, because an indefinite number of shares of beneficial interest have previously been registered pursuant to Section 24(f) under the Investment Company Act of 1940, as amended.

It is proposed that this filing will become effective immediately upon filing pursuant to paragraph (b) of Rule 485 under the Securities Act of 1933, as amended.

This Post-Effective Amendment No. 1 to Bishop Street Funds’ Registration Statement on Form N-14 (File No. 333-274501) is being made solely for the purpose of adding the final tax opinion as Exhibit (12) to Part C of the Registration Statement. No information contained in Parts A or B of the Registration Statement, which are incorporated herein by reference in their entirety, is amended, deleted or superseded hereby.

PART C: OTHER INFORMATION

Item 15. Indemnification:

Article VIII of the Amended and Restated Agreement and Declaration of Trust filed as exhibit (1)(a) to the Bishop Street Funds’ Registration Statement is incorporated herein by reference. Insofar as indemnification liabilities arising under the Securities Act of 1933, as amended (the “1933 Act”) may be permitted to trustees, directors, officers and controlling persons of the Registrant by the Registrant pursuant to the Agreement and Declaration of Trust or otherwise, the Registrant is aware that in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act and, therefore, is unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by trustees, directors, officers or controlling persons of the Registrant in connection with the successful defense of any act, suit or proceeding) is asserted by such trustees, directors, officers or controlling persons in connection with the shares being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issues.

Item 16. Exhibits:

There are references below to the Registrant’s Registration Statement on Form N-1A (File Nos. 033-80514, 811-08572).

Exhibit No.

(1)(a) Amended and Restated Agreement and Declaration of Trust of Bishop Street Funds (the “Trust” or the “Registrant”), dated September 1, 1994 (the “Agreement and Declaration of Trust”), is incorporated herein by reference to Exhibit B1(a) of Post-Effective Amendment No. 3 to the Registrant’s Registration Statement on Form N-1A (File No. 033-80514), filed with the U.S. Securities and Exchange Commission (the “SEC”) via EDGAR Accession No. 0000912057-96-003560 on February 29, 1996.

(1)(b) Amendment No. 1, dated May 15, 2012, to the Agreement and Declaration of Trust, is incorporated herein by reference to Exhibit (a)(3) of Post-Effective Amendment No. 37 to the Registrant’s Registration Statement on Form N-1A (File No. 033-80514), filed with the SEC via EDGAR Accession No. 0001193125-13-187776 on April 30, 2013.

(2)(a) Second Amended and Restated By-Laws of the Registrant (the “By-Laws”) are incorporated herein by reference to Exhibit (b)(4) of Post-Effective Amendment No. 35 to the Registrant’s Registration Statement on Form N-1A (File No. 033-80514), filed with the SEC via EDGAR Accession No. 0001193125-12-196505 on April 30, 2012.

(2)(b) Amendment No. 1, dated May 20, 2020, to the By-Laws, is incorporated herein by reference to Exhibit (b)(2) of Post-Effective Amendment No. 56 to the Registrant’s Registration Statement on Form N-1A (File No. 033-80514), filed with the SEC via EDGAR Accession No. 0001193125-21-145263 on April 30, 2021.

(3) Not Applicable.

(4) Form of Agreement and Plan of Reorganization is attached as Exhibit B to the Proxy Statement/Prospectus contained in this Registration Statement.

(5)(a) See Article III of the Registrant's Amended and Restated Agreement and Declaration of Trust, which has been incorporated by reference in Exhibit (1)(a) of this Registration Statement

(5)(b) See Section 2 of the Registrant's Second Amended and Restated By-Laws, which has been incorporated by reference in Exhibit (2)(a) of this Registration Statement.

(6)(a)(i) Investment Advisory Agreement, dated March 31, 1999, between the Registrant and First Hawaiian Bank is incorporated herein by reference to Exhibit (d)(5) of Post-Effective Amendment No. 12 to the Registrant’s Registration Statement on Form N-1A (File No. 033-80514), filed with the SEC via EDGAR Accession No. 0001047469-99-017444 on April 30, 1999.

(6)(a)(ii) Assignment and Assumption Agreement, dated February 22, 2000, between First Hawaiian Bank and Bishop Street Capital Management is incorporated herein by reference to Exhibit (d)(7) of Post-Effective Amendment No. 14 to the Registrant’s Registration Statement on Form N-1A (File No. 033-80514), filed with the SEC via EDGAR Accession No. 0000893220-00-000577 on May 1, 2000.

(6)(a)(iii) Consent to Assignment and Assumption, dated February 22, 2000, between the Registrant and First Hawaiian Bank is incorporated herein by reference to Exhibit (d)(8) of Post-Effective Amendment No. 14 to the Registrant’s Registration Statement on Form N-1A (File No. 033-80514), filed with the SEC via EDGAR Accession No. 0000893220-00-000577 on May 1, 2000.

(6)(a)(iv) Schedule A, as last amended March 31, 2016, to the Investment Advisory Agreement, dated March 31, 1999, between the Registrant and Bishop Street Capital Management, is incorporated herein by reference to Exhibit (d)(4) of Post-Effective Amendment No. 45 to the Registrant’s Registration Statement on Form N-1A (File No. 033-80514), filed with the SEC via EDGAR Accession No. 0001193125-16-569745 on April 29, 2016.

(6)(b) Amended and Restated Expense Limitation Agreement, dated December 31, 2019, between the Registrant and Bishop Street Capital Management is incorporated herein by reference to Exhibit (d)(5) of Post-Effective Amendment No. 56 to the Registrant’s Registration Statement on Form N-1A (File No. 033-80514), filed with the SEC via EDGAR Accession No. 0001193125-21-145263 on April 30, 2021.

(7)(a) Amended and Restated Distribution Agreement, dated February 21, 2007, between the Registrant and SEI Investments Distribution Co. is incorporated herein by reference to Exhibit (e)(2) of Post-Effective Amendment No. 26 to the Registrant’s Registration Statement on Form N-1A (File No. 033-80514), filed with SEC via EDGAR Accession No. 0000893220-07-001562 on April 30, 2007.

(7)(b) Amendment No. 1, dated August 10, 2010, to the Amended and Restated Distribution Agreement, dated February 21, 2007, between the Registrant and SEI Investments Distribution Co., is incorporated herein by reference to Exhibit (e)(2) of Post-Effective Amendment No. 37 to the Registrant’s Registration Statement on Form N-1A (File No. 033-80514), filed with the SEC via EDGAR Accession No. 0001193125-13-187776 on April 30, 2013.

(7)(c) Amendment, dated November 13, 2018, to the Amended and Restated Distribution Agreement, dated February 21, 2007, as amended August 10, 2010, between the Registrant and SEI Investments Distribution Co., is incorporated herein by reference to Exhibit (e)(3) of Post-Effective Amendment No. 51 to the Registrant’s Registration Statement on Form N-1A (File No. 033-80514), filed with the SEC via EDGAR Accession No. 0001193125-19-129637 on April 30, 2019.

(7)(d) SEI Investments Distribution Co. Sub-Distribution and Servicing Agreement, is incorporated herein by reference to Exhibit (e)(3) of Post-Effective Amendment No. 37 to the Registrant’s Registration Statement on Form N-1A (File No. 033-80514), filed with the SEC via EDGAR Accession No. 0001193125-13-187776 on April 30, 2013.

(8) Not Applicable.

(9)(a) Custodian Agreement, dated July 8, 2015, between the Registrant and MUFG Union Bank, N.A., is incorporated herein by reference to Exhibit (g) of Post-Effective Amendment No. 51 to the Registrant’s Registration Statement on Form N-1A (File No. 033-80514), filed with the SEC via EDGAR Accession No. 0001193125-19-129637 on April 30, 2019.

(9)(b) Assignment of Custody Agreement, dated July 7, 2021 by and among the registrant, MUFG Union Bank, N.A., and U.S. Bank N.A., relating to the Custodian Agreement, dated July 8, 2015, between the Registrant and MUFG Union Bank, N.A., is incorporated herein by reference to Exhibit (g)(2) of Post-Effective Amendment No. 57 to the Registrant’s Registration Statement on Form N-1A (File No. 033-80514), filed with the SEC via EDGAR Accession No. 0001193125-22-134020 on April 29, 2022.

(10)(a) Distribution (12b-1) Plan (Class A Shares) is incorporated herein by reference to Exhibit (m)(2) of Post-Effective Amendment No. 13 to the Registrant’s Registration Statement on Form N-1A (File No. 033-80514), filed with SEC via EDGAR Accession No. 0001047469-99-023948 on June 11, 1999.

(10)(b)(i) Amended and Restated Rule 18f-3 Multiple Class Plan, dated February 21, 2007, including Schedules and Certificates of Class Designation thereto, is incorporated herein by reference to Exhibit (n) of Post-Effective Amendment No. 29 to the Registrant’s Registration Statement on Form N-1A (File No. 033-80514), filed with the SEC via EDGAR Accession No. 0000893220-09-000426 on February 27, 2009.

(10)(b)(ii) Amended and Restated Schedule A to the Amended and Restated Rule 18f-3 Multiple Class Plan, dated February 21, 2007, is incorporated herein by reference to Exhibit (n)(2) of Post-Effective Amendment No. 45 to the Registrant’s Registration Statement on Form N-1A (File No. 033-80514), filed with the SEC via EDGAR Accession No. 0001193125-16-569745 on April 29, 2016.

(11) Opinion and Consent of Morgan, Lewis & Bockius LLP regarding the legality of the securities being registered is incorporated herein by reference to Exhibit (11) to the Registrant’s Registration Statement on Form N-14 (File No. 333-274501), as filed with the SEC via EDGAR Accession No. 0001398344-23-018006 on September 13, 2023.

(12) Opinion of Morgan, Lewis & Bockius LLP regarding tax matters is filed herewith.

(13)(a) Amended and Restated Administration Agreement, dated November 13, 2018, between the Registrant and SEI Investments Global Funds Services, is incorporated herein by reference to Exhibit (h)(1) of Post-Effective Amendment No. 51 to the Registrant’s Registration Statement on Form N-1A (File No. 033-80514), filed with the SEC via EDGAR Accession No. 0001193125-19-129637 on April 30, 2019.

(13)(b)(i) Agency Agreement, dated August 13, 2004, between the Registrant and DST Systems, Inc. is incorporated herein by reference to Exhibit (h)(2) of Post-Effective Amendment No. 25 to the Registrant’s Registration Statement on Form N-1A (File No. 033-80514), filed with the SEC via EDGAR Accession No. 0000893220-06-000980 on May 1, 2006.

(13)(b)(ii) Amendment, dated September 5, 2008, to the Agency Agreement, dated August 13, 2004, between the Registrant and DST Systems, Inc., is incorporated herein by reference to Exhibit (h)(6) of Post-Effective Amendment No. 37 to the Registrant’s Registration Statement on Form N-1A (File No. 033-80514), filed with the SEC via EDGAR Accession No. 0001193125-13-187776 on April 30, 2013.

(13)(b)(iii) Amendment, dated May 2011, to the Agency Agreement, dated August 13, 2004, as amended September 5, 2008, between the Registrant and DST Systems, Inc., is incorporated herein by reference to Exhibit (h)(4) of Post-Effective Amendment No. 51 to the Registrant’s Registration Statement on Form N-1A (File No. 033-80514), filed with the SEC via EDGAR Accession No. 0001193125-19-129637 on April 30, 2019.

(13)(b)(iv) Amendment, dated April 30, 2018, to the Agency Agreement, dated August 13, 2004, as amended September 5, 2008 and May 2011, between the Registrant and DST Systems, Inc., is incorporated herein by reference to Exhibit (h)(5) of Post-Effective Amendment No. 51 to the Registrant’s Registration Statement on Form N-1A (File No. 033-80514), filed with the SEC via EDGAR Accession No. 0001193125-19-129637 on April 30, 2019.

(13)(b)(v) Amendment, dated June 26, 2018, to the Agency Agreement, dated August 13, 2004, as amended September 5, 2008, May 2011 and April 30, 2018, between the Registrant and DST Systems, Inc., is incorporated herein by reference to Exhibit (h)(6) of Post-Effective Amendment No. 51 to the Registrant’s Registration Statement on Form N-1A (File No. 033-80514), filed with the SEC via EDGAR Accession No. 0001193125-19-129637 on April 30, 2019.

(13)(c)(i) (Shareholder Services Plan between the Registrant and SEI Investments Distribution Co., is incorporated herein by reference to Exhibit (h)(7) of Post-Effective Amendment No. 45 to the Registrant’s Registration Statement on Form N-1A (File No. 033-80514), filed with the SEC via EDGAR Accession No. 0001193125-16-569745 on April 29, 2016.

(13)(c)(ii) Shareholder Service Provider Agreement between SEI Investments Distribution Co. and First Hawaiian Bank, is incorporated herein by reference to Exhibit (h)(8) of Post-Effective Amendment No. 37 to the Registrant’s Registration Statement on Form N-1A (File No. 033-80514), filed with the SEC via EDGAR Accession No. 0001193125-13-187776 on April 30, 2013.

(14)(a) Consent of Tait, Weller & Baker LLP is incorporated herein by reference to Exhibit (14)(a) to the Registrant’s Registration Statement on Form N-14 (File No. 333-274501), as filed with the SEC via EDGAR Accession No. 0001398344-23-018006 on September 13, 2023.

(14)(b) Consent of Morgan, Lewis & Bockius LLP is incorporated herein by reference to Exhibit (14)(b) to the Registrant’s Registration Statement on Form N-14 (File No. 333-274501), as filed with the SEC via EDGAR Accession No. 0001398344-23-018006 on September 13, 2023.

(14)(c) Consent of PricewaterhouseCoopers LLP is incorporated herein by reference to Exhibit (14)(c) to the Registrant’s Registration Statement on Form N-14 (File No. 333-274501), as filed with the SEC via EDGAR Accession No. 0001398344-23-018006 on September 13, 2023.

(15) Not Applicable.

(16)(a) Powers of Attorney for Mses. Kathleen Gaffney, Betty L. Krikorian and Monica Walker and Messrs. Robert A. Nesher, N. Jeffrey Klauder, Bruce R. Speca, Joseph T. Grause, Jr., Robert Mulhall, Michael Beattie and Andrew Metzger are incorporated herein by reference to Exhibit (16)(a) to the Registrant’s Registration Statement on Form N-14 (File No. 333-274501), as filed with the SEC via EDGAR Accession No. 0001398344-23-018006 on September 13, 2023.

(16)(b) Resolution adopted by the Board of Trustees of the Trust on August 22, 2023 is incorporated herein by reference to Exhibit (16)(b) to the Registrant’s Registration Statement on Form N-14 (File No. 333-274501), as filed with the SEC via EDGAR Accession No. 0001398344-23-018006 on September 13, 2023.

(17)(a) Form of Proxy Card is incorporated herein by reference to Exhibit (17)(a) to the Registrant’s Registration Statement on Form N-14 (File No. 333-274501), as filed with the SEC via EDGAR Accession No. 0001398344-23-018006 on September 13, 2023.

(17)(b) Prospectus dated February 1, 2023 for Lee Financial Mutual Fund, Inc. (the “Target Company”), with respect to the Hawaii Municipal Fund (the “Target Fund”) is incorporated herein by reference to Post-Effective Amendment No. 57 to the Target Company’s Registration Statement on Form N-1A, filed with the SEC via EDGAR on January 27, 2023 Accession No. 0001398344-23-001207.

(17)(c) Statement of Additional Information dated February 1, 2023, with respect to the Target Fund is incorporated herein by reference to Post-Effective Amendment No. 57 to the Target Company’s Registration Statement on Form N-1A, filed with the SEC via EDGAR on January 27, 2023 Accession No. 0001398344-23-001207.

(17)(d) Prospectus dated May 1, 2023 for the Registrant, with respect to Class A Shares of the Hawaii Municipal Bond Fund (the “Acquiring Fund”), is incorporated herein by reference to Post-Effective Amendment No. 58 to the Registrant’s Registration Statement on Form N-1A filed with the SEC via EDGAR on April 28, 2023, Accession No. 0001398344-23-008106.

(17)(e) Statement of Additional Information dated May 1, 2023 with respect to the Acquiring Fund is incorporated herein by reference to Post-Effective Amendment No. 58 to the Registrant’s Registration Statement on Form N-1A filed with the SEC via EDGAR on April 28, 2023, Accession No. 0001398344-23-008106 (the “Acquiring Fund SAI”).

17(f) Supplement dated July 3, 2023 to the Acquiring Fund SAI is incorporated herein by reference to the Registrant’s 497 filing filed with the SEC via EDGAR on July 3, 2023, Accession No. 0001398344-23-012535.

17(g) Supplement dated July 10, 2023 to the Acquiring Fund SAI is incorporated herein by reference to the Registrant’s 497 filing filed with the SEC via EDGAR on July 11, 2023, Accession No. 0001398344-23-013032.

(17)(h) Audited financial statements and related report of the independent public accounting firm included in the Target Company’s Annual Report to Shareholders for the fiscal year ended September 30, 2022 with respect to the Target Fund is incorporated herein by reference to the Target Company’s N-CSR filed with the SEC via EDGAR on December 7, 2022, Accession No. 0001398344-22-024171.

(17)(i) Unaudited financial statements included in the Target Company’s Semi-Annual Report to Shareholders for the fiscal period ended March 31, 2023, with respect to the Target Fund is incorporated herein by reference to the Semi-Annual Certified Shareholder Report on Form N-CSRS (File No. 811-05631) filed with the SEC via EDGAR on June 1, 2023, Accession No. 0001398344-23-011403.

(18) Not Applicable.

Item 17. Undertakings:

(1) The undersigned Registrant agrees that, prior to any public reoffering of the securities registered through the use of a prospectus which is part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) of the Securities Act of 1933, the reoffering prospectus will contain the information called for by the applicable registration form for the reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The undersigned Registrant agrees that every prospectus that is filed under paragraph (1) above will be filed as part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.

SIGNATURES

As required by the Securities Act of 1933, as amended, the Registrant certifies that it meets all of the requirements for effectiveness of this Registration Statement pursuant to Rule 485(b) under the Securities Act of 1933, as amended, and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oaks, Commonwealth of Pennsylvania on the 13th day of December, 2023.

BISHOP STREET FUNDS

By:	*
Michael Beattie, President

As required by the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

*	Trustee	December 13, 2023
Kathleen Gaffney

*	Trustee	December 13, 2023
Joseph T. Grause, Jr.

*	Trustee	December 13, 2023
N. Jeffrey Klauder

*	Trustee	December 13, 2023
Betty L. Krikorian

*	Trustee	December 13, 2023
Robert Mulhall

*	Trustee	December 13, 2023
Robert A. Nesher

*	Trustee	December 13, 2023
Bruce Speca

*	Trustee	December 13, 2023
Monica Walker

*	President	December 13, 2023
Michael Beattie

*	Treasurer, Controller &	December 13, 2023
Andrew Metzger	Chief Financial Officer

*By:	/s/ Matthew M. Maher
Matthew M. Maher
Attorney-in-Fact

EXHIBIT INDEX

(12)	Opinion of Morgan, Lewis & Bockius LLP regarding tax matters